Exhibit 99.1

FOR IMMEDIATE RELEASE

SBS Technologies Announces Resignation of Board Member

Albuquerque, NM (April 21, 2004) - SBS Technologies® (Nasdaq: SBSE), a leading designer and manufacturer of embedded computer solutions for the commercial, government and communications infrastructure markets, today announced that at its regularly scheduled meeting the Board of Directors accepted the resignation for personal reasons of Director Louis C. Golm. Mr. Golm joined the SBS Board of Directors in November 1999 and has served on the Board's Audit Committee and Management Development and Compensation Committee since that time.

"Lou has contributed greatly to the Company's strategy and corporate governance initiatives during his tenure," said Christopher J. Amenson, Chairman of the Board of SBS Technologies, Inc. "We appreciate Lou's effort on behalf of SBS, but we understand his need to focus in other areas and we wish him well."

At the same Board meeting, Director Peter D. Fenner was elected Chairman of the Audit Committee. Mr. Fenner joined the Board in November 2000 and has served on the Audit Committee since February 2003.

ABOUT SBS TECHNOLOGIES

SBS Technologies, Inc., (Nasdaq: SBSE) founded in 1986, designs and builds a wide range of standard and customized embedded computer products. Our products include processor boards, input/output modules, networking devices, and complete computer systems. Our products are used in many industries, including telecommunications, medical electronics, industrial automation and defense. Headquartered in Albuquerque, New Mexico, SBS maintains eight primary operating locations, has regional sales offices throughout the United States and has international sales offices in five countries. More information on SBS is available at www.sbs.com.

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Contact: Jennifer D. Wade
Investor Relations
Tel. (505) 875-0600
Fax. (505) 875-0404
email: jwade@sbs.com